Exhibit 107.1
Calculation of Filing Fee Table

Form S-8
(Form Type)

Elastic N.V.
(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value €0.01 per share, reserved for issuance under the 2022 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	6,000,000(2)	$54.90(3)	$329,400,000.00	$110.20 per $1,000,000	$36,299.88
Total Offering Amounts					$329,400,000.00		$36,299.88
Total Fee Offsets(4)							-
Net Fee Due							$36,299.88

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional ordinary shares, par value €0.01, of the Registrant (“Ordinary Shares”) that become issuable under the Registrant’s 2022 Employee Stock Purchase Plan (the “2022 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares.
(2)	Reflects the number of Ordinary Shares reserved for issuance pursuant to the 2022 ESPP.
(3)
Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $54.90 per share, which is the average of the high and low prices of the Ordinary Shares, as reported on the New York Stock Exchange on December 1, 2022.

(4)	The Registrant does not have any fee offsets.